Exhibit 99.1

SCOLR Pharma, Inc. Announces Third Quarter 2011 Financial Results

BOTHELL, WA, November 10, 2011, SCOLR Pharma, Inc. (OTC: SCLR) today reported financial results for the three months and nine months ended September 30, 2011.

Stephen Turner, President and CEO, said: “We continue to move forward with our nutritional business and are receiving positive response from the retailers. We are optimistic that our extended-release nutritional products, which we are aggressively marketing, will be successful as they enter retail channels.”

Third Quarter 2011 compared to Third Quarter 2010 Financial Results

Total revenues for the quarter ended September 30, 2011 were $12,000, a 90% decrease, compared to $124,000 for the same period in 2010. This decrease is due to a reduction in royalty revenue from sales of SCOLR nutritional products by Perrigo Company. The Company is entitled to royalty payments based on Perrigo’s net profits from the sale of products subject to a license agreement between the companies. As previously reported, during the fourth quarter of 2010, SCOLR was informed by Perrigo that some retail accounts will no longer carry certain Perrigo products. The revenues from Perrigo decreased substantially as a result of such discontinuance as remaining product was sold, and the Company expects the revenues from Perrigo to be insignificant in future periods.

For the quarter ended September 30, 2011, the Company’s marketing and selling expenses decreased 49%, to $47,000, compared to $93,000 for the same period in 2010. The decrease was primarily due to a reduction in sales commissions related to our nutritional products business, a reduction in travel expenses and lower royalty expense. Lower royalty expense is a result of a reduction in sales by Perrigo of products with respect to which we pay royalties to Temple University.

Research and development expenses decreased 72%, or $186,000, to $71,000 for the three months ended September 30, 2011, compared to $257,000 for the same period in 2010. This decrease is primarily due to the reduction in operating expenses as a result of the elimination of research and development activities.

General and administrative expenses decreased 23%, or $146,000, to $497,000 for the three months ended September 30, 2011, compared to $643,000 for the same period in 2010, primarily due to a decrease of $132,000 in office, legal, and accounting expenses.

Other expense increased 72%, or $65,000, to an expense of $155,000 for the three months ended September 30, 2011, compared to an expense of $90,000 for the comparable period in 2010. The increase is due to a $155,000 in interest expense and the amortization of the debt issuance costs related to the June 2011 financing. This increase was offset by a reduction of $90,000 in unrealized loss on fair value of an outstanding warrant to purchase common stock.

Net loss decreased 21%, or $201,000, to $758,000 for the three months ended September 30, 2011, compared to $959,000 for the same period in 2010. The decrease in net loss reflects lower operating expenses.

Comparison of Nine Months Ended September 30, 2011 and 2010

Total revenues, which consist of licensing fees, research and development revenues, royalty revenue from our collaboration agreements and royalty revenue from our agreement with Perrigo Company, decreased 60%, or $309,000, to $204,000 for the nine months ended September 30, 2011, compared to $513,000 for the same period in 2010. This decrease is due to the reduction in royalty revenue of $302,000 from sales of our nutritional products by Perrigo compared to the prior period.

Marketing and selling expenses decreased 5%, or $13,000, to $225,000 for the nine months ended September 30, 2011, compared to $238,000 for the same period in 2010. This decrease was primarily due to lower marketing and sales brokerage related expenses, as well as lower royalty expense related to our license agreements with Temple University, partially offset by salary and other expenses related to the hiring of a sales and marketing staff-person to assist with the advancement of our nutritional products business.

Research and development expenses decreased 28%, or $238,000, to $615,000 for the nine months ended September 30, 2011, compared to $853,000 for the same period in 2010. This decrease is due to the gain on sale of fully depreciated laboratory assets of $150,000, reduction in personnel expense and the reduction in other operating expenses as a result of the elimination of laboratory activities.

General and administrative expenses increased $6,000 to $1.8 million for the nine months ended September 30, 2011, compared to approximately $1.8 million for the same period in 2010, primarily due to an increase of $78,000 in depreciation expense of our leasehold improvement as a result of the change in the lease termination date to March, 2012 and an increase in legal expenses of $43,000. These increases were offset by a decrease of $143,000 in office and accounting expenses.

Other expense decreased 37%, or $36,000, to $61,000 for the nine months ended September 30, 2011, compared to an expense of $97,000 for the comparable period in 2010. This is due to a change of $180,000 in unrealized loss on fair value of an outstanding warrant to purchase common stock, offset by $160,000 in interest expense and the amortization of the debt issuance costs related to the June 2011 financing.

Net loss increased 1%, or $28,000, to $2.5 million for the nine months ended September 30, 2011, compared to $2.5 million for the same period in 2010. The increase in net loss reflects lower revenues, offset by lower operating expenses and a positive change in the unrealized gain on fair value of warrant to purchase common stock.

About SCOLR Pharma:

Based in Bothell, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company focused on applying its formulation expertise and patented Controlled Delivery Technology (CDT) platforms to develop novel prescription pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platforms are based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425-368-1050 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the advancement or success of the Company’s nutritional business, anticipated revenue levels from a licensing agreement, and expansion of distribution of nutritional products. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including the Company’s ability to generate revenue and manage its cash flow, and/or unanticipated changes in the timing, amount or terms of orders for its nutritional products. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual result or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

SCOLR Pharma, Inc.

UNAUDITED CONDENSED BALANCE SHEETS

(In thousands, except par values and number of shares)

	September 30, 2011 (Unaudited)	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$645	$1,891
Accounts receivable	11	103
Inventory	465	324
Prepaid expenses	277	270
Current portion of deferred financing costs	172	—

Total current assets	1,570	2,588

Property and Equipment—net of accumulated depreciation of $263 and $217, respectively	130	327
Intangible assets—net of accumulated amortization of $432 and $354, respectively	617	686
Deferred financing costs	133	—
Restricted cash	—	257

	$2,450	$3,858

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$141	$145
Accrued liabilities	150	307
Deferred revenue	—	56
Fair value of warrant	53	150

Total current liabilities	344	658

Interest payable	27	—
Deferred rent	—	159
Long-term portion convertible debentures – net of discount	568	—

Total liabilities	939	817

Commitments and Contingencies	—	—

Stockholders’ Equity
Preferred stock, authorized 5,000,000 shares, $.01 par value, none issued or outstanding	—	—
Common stock, authorized 150,000,000 and 100,000,000 shares, $.001 par value, 49,816,073 and 49,816,073 issued and outstanding as of September 30, 2011, and December 31, 2010	49	49
Additional paid-in capital	78,030	77,041
Accumulated deficit	(76,568)	(74,049)

Total stockholders’ equity	1,511	3,041

	$2,450	$3,858

SCOLR Pharma, Inc.

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
Revenues
Licensing fees	$—	$—	$—	$125
Royalty income	12	124	86	388
Research and development	—	—	118	—

Total revenues	12	124	204	513

Operating expenses
Marketing and selling	47	93	225	238
Research and development	71	257	615	853
General and administrative	497	643	1,822	1,816

Total operating expenses	615	993	2,662	2,907

Loss from operations	(603)	(869)	(2,458)	(2,394)

Other income (expense)
Interest income	—	—	1	1
Interest expense	(155)	—	(160)	—
Unrealized gain (loss) on fair value of warrant	—	(90)	97	(83)
Other	—	—	1	(15)

Total other (expense)	(155)	(90)	(61)	(97)

Net loss	$(758)	$(959)	$(2,519)	$(2,491)

Net loss per share, basic and diluted	$(0.02)	$(0.02)	$(0.05)	$(0.05)

Shares used in computing basic and diluted net loss per share	49,816	49,816	49,816	47,571

Contacts:

Investor Relations:

SCOLR Pharma, Inc.

425.368.1050